Exhibit 10.2

Coliseum Holdings I, LLC

105 Rowayton Avenue

Rowayton, Connecticut 06853

April 30, 2025

Lazydays Holdings, Inc.

4042 Park Oaks Blvd, Suite 350

Tampa, Florida 33610

Attention: Ronald Fleming

Email: rfleming@lazydays.com

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205

Attention: Brant J. Norquist

Email: brant.norquist@stoel.com

Re:	Temporary Waiver of Defaults, Agreement to Delay May 1, 2025 Monthly Payment Date and Consent

To Whom It May Concern:

Reference is made to that certain Loan Agreement dated as of December 29, 2023, between Coliseum Holdings I, LLC, a Delaware limited liability company (“Lender”), and LD Real Estate, LLC, Lazydays RV of Ohio, LLC and Airstream of Knoxville at Lazydays RV, LLC (individually and collectively as the context may require, “Borrower”), as amended by that certain First Amendment to Loan Agreement, dated as of May 15, 2024 (collectively, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”). Any term capitalized but not defined in this letter (this “Letter”) shall have the meaning ascribed to it in the Loan Agreement.

WHEREAS, Borrower has provided notice to Lender that, if not for the waiver provided for in Section 1(a) below, the following Defaults or Events of Default would have occurred and be continuing (collectively, the “Specified Defaults”): (a) Borrower’s failure to pay all Taxes (including Property Taxes) levied or imposed upon it or its properties, income or assets as and when the same become due and payable, in violation of Section 4.1.2 of the Loan Agreement, and (b) Guarantor’s breach of the Guarantor Financial Covenants;

WHEREAS, Borrower has provided notice to Lender of the occurrence of certain defaults under the M&T Credit Documents, more particularly described as the “Specified Defaults” (such defaults, the “Specified M&T Defaults”) in that certain Limited Waiver and Consent with Respect to Credit Agreement, dated as of the date hereof (the “M&T Waiver”), by and among the M&T Borrowers, the M&T Credit Agreement Administrative Agent and the other parties thereto;

WHEREAS, one or more defaults under the First Horizon Loan Documents may result or have resulted from the Specified Defaults or the Specified M&T Defaults (such defaults, the “Specified First Horizon Defaults”);

WHEREAS, under Section 2.3.1(a) of the Loan Agreement, on each Monthly Payment Date occurring after February 1, 2025, Borrower is required to make a payment to Lender equal to the Monthly Debt Service Payment Amount;

WHEREAS, Borrower has provided notice to Lender that Borrower and/or certain of its Affiliates desire to consummate the Asset Sales (as defined in the M&T Waiver) pursuant to the Purchase Agreements (as defined in the M&T Waiver), including Asset Sales involving the sale of the Fort Pierce Individual Property and the Boulder Hwy Individual Property (each, a “Specified Release Property”); and

WHEREAS, Borrower has requested, to induce the M&T Credit Agreement Administrative Agent and the lenders party to the M&T Credit Agreement to enter into the M&T Waiver, to enable Borrower to better manage its short-term liquidity needs and to enable the consummation of the Asset Sales, that Lender execute and deliver this Letter.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Lender hereby agrees as follows:

1. Temporary Waiver of Defaults; Agreement to Delay May 1, 2025 Monthly Payment Date.

(a) Lender hereby agrees that, notwithstanding anything to the contrary in the Loan Documents (including, without limitation, Sections 4.1.2, 10.1(a)(iii), 10.1(a)(xvi), 10.1(a)(xxiv) or 10.1(a)(xxvi) thereof), but subject to the conditions set forth in this Letter, from the date of this Letter until the earlier of (i) the Waiver End Date, as defined in the M&T Waiver as in effect on the date of this Letter, and (ii) the occurrence of any Default or Event of Default other than the Specified Defaults, none of the Specified Defaults, the Specified M&T Defaults or Specified First Horizon Defaults shall constitute a Default or Event of Default under the Loan Documents.

(b) The parties hereto hereby agree that, notwithstanding anything to the contrary in the Loan Documents, but subject to the conditions set forth in this Letter, the Monthly Payment Date that, but for the provisions of this Letter, otherwise would occur on May 1, 2025 shall be changed to the Waiver End Date, with all interest accrued from (and including) April 1, 2025 through and including April 30, 2025 being due and payable on the Waiver End Date, and, for the avoidance of doubt, without adjustment or modification to the Monthly Payment Date scheduled to occur on June 2, 2025 (or the interest that will become due and payable on such Monthly Payment Date). For the avoidance of doubt, all such interest accrued on the Loan shall constitute a part of the Debt secured by the Mortgage and the other Loan Documents.

2

2. Consent to Sale Agreements; Waiver of Release Conditions.

(a) Lender hereby consents to the execution and delivery by Borrower and its Affiliates of the Purchase Agreements, the consummation by the Borrower and its Affiliates of the transactions contemplated thereby and the performance by the Borrower and its Affiliates of their obligations thereunder, provided, that in connection with the sale of any Specified Release Property, Borrower complies with the provisions of Section 2(b) below.

(b) Lender hereby agrees that, in connection with the sale of any Specified Release Property, each of the conditions precedent to a Release set forth in Section 2.7 of the Loan Agreement shall automatically be deemed waived by Lender so long as each of the following conditions are satisfied to Lender’s satisfaction:

(i) Borrower shall have given Lender at least five (5) Business Days’ prior written notice of such Release;

(ii) Borrower shall have delivered to Lender a copy of the final closing settlement statement for such Release no later than one (1) Business Day prior to the date of the closing of such Release;

(iii) The closing agent at the closing of such Release (which shall be an escrow agent reasonably satisfactory to Lender) shall be irrevocably committed to transferring the Specified Release Amount (defined below) to Lender by wire transfer on the date of the closing of such Release;

(iv) At the closing of each Release, Borrower shall make the following payments (collectively, the “Specified Release Amount”):

(A) a prepayment of principal in an amount equal to the applicable Net Refinancing or Sale Proceeds for such sale, based solely on that portion of the purchase price allocated to the particular Specified Released Property subject to such closing under the terms of the applicable Purchase Agreement (which purchase price allocated amount shall not be less than $21,000,000, with respect to the Fort Pierce Individual Property, or $6,700,000, with respect to the Boulder Hwy Individual Property);

(B) all accrued and unpaid interest (including any Short Interest) on the principal being prepaid pursuant to subclause (A);

(C) the applicable portion of the Exit Fee; and

(D) all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with such Release;

(v) After giving effect to such Release, the remaining Persons comprising Borrower shall each continue to be a Special Purpose Bankruptcy Remote Entity;

3

(vi) After giving effect to such Release, the representations and warranties made by Borrower and Guarantor under the Loan Agreement and the other Loan Documents shall be true and correct in all material respects as if remade on and as of the date of such refinance or sale, except for any changes in facts and circumstances that do not result from or otherwise constitute a monetary Default, material non-monetary Default, Event of Default (other than those that have been expressly waived by Lender) or Material Adverse Effect; and

(vii) Lender and Borrower shall have executed and delivered such documents as Lender determines is necessary or appropriate to effectuate such Release, including, without limitation, a release of the applicable Mortgage and the applicable Assignment of Leases, with Borrower to deliver drafts of such documents to Lender at least three (3) Business Days prior to such Release.

3. Miscellaneous.

(a) The waivers set forth above shall be limited precisely as written and relate solely to the specific matters addressed thereby and, in each case, the related provisions of the Loan Documents in the manner and to the extent described above, and nothing in this Letter shall constitute a waiver of any other Default or Event of Default, known or unknown, or any other conditions under the Loan Documents except as expressly set forth herein.

(b) The agreement set forth in Section 1(b) above shall be limited precisely as written and relate solely to the specific matters addressed thereby, and nothing in this Letter shall constitute a modification of any other provision of the Loan Agreement except as expressly set forth herein.

(c) Other than expressly set forth herein, this Letter shall not constitute a waiver, granting of a consent, modification, alteration, amendment or release of any of Lender’s various rights, powers or remedies against Borrower or Guarantor pursuant to the Loan Documents or applicable law, nor is anything contained in this Letter is intended to modify any of the terms of the Loan Documents, including the Guaranty, all of which remain in full force and effect in accordance with their respective terms.

(d) This Letter shall not constitute a course of dealing obligating Lender to provide any additional or other accommodations, financial or otherwise, to Borrower or Guarantor or any other party to any Loan Document at any time or constitute a commitment or any agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Loan Documents.

(e) It is expressly acknowledged and agreed that, except as expressly set forth herein, nothing herein or in any previous or subsequent communications between Lender and Borrower, and their respective agents, attorneys and representatives, prevents Lender from exercising any right or remedy under any of the Loan Documents with respect to any Default or Event of Default thereunder, all of the rights, remedies or options in law or equity of Lender under the Loan Documents, including the Guaranty, being hereby expressly reserved by Lender. Any agreement by Lender, including any agreement to forbear, modify the Loan Documents, including the Guaranty, or waive any rights or remedies, must be in writing and signed by an authorized representative of Lender; no oral or implied agreement of any kind will be recognized or enforceable.

(f) This Letter shall be governed, construed, applied and enforced in accordance with the laws of the state of New York and the applicable laws of the United States of America.

[Remainder of this page left blank intentionally.]

4

Sincerely,

LENDER:

COLISEUM HOLDINGS I, LLC, a Delaware limited liability company

By:	/s/ Christopher Shackelton
Name:	Christopher Shackelton
Title:	Authorized Signatory

Signature page to

Temporary Waiver of Defaults, Agreement to Delay May 1, 2025 Monthly Payment Date and Consent

aCKNOWLEDGED AND aGREED:

BORROWER:

LD REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

LAZYDAYS RV OF OHIO, LLC, a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

AIRSTREAM OF KNOXVILLE AT LAZYDAYS RV, LLC, a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

Signature page

to Temporary Waiver of Defaults, Agreement to Delay May 1, 2025 Monthly Payment Date and Consent